UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2014

BIONEUTRAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-149235	26-0745273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

211 Warren Street, Newark, New Jersey		07103
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (973) 577-8003

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see  General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On October 14, 2014, the Company completed a commercial loan closing, and pursuant to the closing, issued a promissory note to James R. Solakian in the amount of $175,000. The note bears interest at twenty (20) percent per annum and is due on May 5, 2015 (the “Maturity Date”). In addition, the Company shall pay to Mr. Solakian a loan origination fee representing fifteen (15) percent of loan advances made by Mr. Solakian to the Company. The maximum loan origination fee, based on $175,000 of loan proceeds actually being received by the Company, is $26,250. Pursuant to the promissory note, the Company received $75,000 at the loan closing and will receive $50,000 on October 28, 2014 and $50,000 on November 30, 2014. On October 10, 2014, the Company received an advance of $50,000 on closing from Mr. Solakian. The Company anticipates receiving the remaining $25,000 due at closing from Mr. Solakian within a few business day from the date of this report. The proceeds of the loan are to be used for working capital purposes according to an agreed upon budget between the Company and Mr. Solakian. To secure payment of the obligations due under the promissory note, the Company granted a security interest to Mr. Solakian of up to $250,000 from the net proceeds from the Company’s application for sale of its New Jersey corporate income tax losses for the years 2009 through 2013 via the 2014 State of New Jersey's Technology Business Tax Certificate Transfer Program offered by the New Jersey Economic Development Authority (See Item 8.01 Other Events). The Company has agreed to repay the principal along with any accrued and unpaid interest and the loan origination fee, from the sale proceeds of its State of New Jersey's Technology Business Tax Certificate Transfer Program which is expected to occur prior to the Maturity Date. Mr. Solakian has also received a loan guarantee from Michael Francis, a shareholder and creditor of the Company, in the amount of $150,000.

On October 13, 2014, the Company completed a commercial loan closing, and pursuant to the closing, issued a promissory note to Michael Francis in the amount of $150,000. The note bears interest at twenty (20) percent per annum and is due on May 5, 2015 (the “Maturity Date”). In addition, the Company shall pay to Mr. Francis a loan origination fee representing fifteen (15) percent of loan advances made by Mr. Francis to the Company. The maximum loan origination fee, based on all $150,000 of loan proceeds if received by the Company, is $22,500. Pursuant to the promissory note, the Company received $12,500 on September 15, 2014, $87,500 on September 29, 2014 and is set to receive $50,000 on November 15, 2014. The proceeds of the loan are to be used for working capital purposes. To secure payment of the obligations due under the promissory note, the Company granted a security interest to Mr. Francis of up to $200,000 from the net proceeds from the Company’s application for sale of its New Jersey corporate income tax losses for the years 2009 through 2013 via the 2014 State of New Jersey's Technology Business Tax Certificate Transfer Program offered by the New Jersey Economic Development Authority (See Item 8.01 Other Events). The Company has agreed to repay the principal along with any accrued and unpaid interest and the loan origination fee, from the sale proceeds of its State of New Jersey's Technology Business Tax Certificate Transfer Program which is expected to occur prior to the Maturity Date.

Item 8.01	Other Events

The Company has applied to sell its New Jersey corporate income tax losses for the years 2009 through 2013 via the 2014 State of New Jersey's Technology Business Tax Certificate Transfer Program offered by the New Jersey Economic Development Authority (the Program).

The Program enables approved, technology businesses to sell their unused New Jersey Net Operating Loss Carryovers (NOLs) and unused Research and Development (R&D) Tax Credits to unaffiliated, profitable corporate taxpayers in the State of New Jersey. This allows biotechnology businesses with NOLs to turn their tax losses and credits into cash proceeds to fund more R&D, buy equipment and/or facilities, or cover other allowable expenditures. The New Jersey Economic Development Authority (NJEDA) determines eligibility for the Program, the New Jersey Division of Taxation determines the value of the available tax benefits (NOLs and R&D Tax Credits), and the New Jersey Commission on Science and Technology evaluates the technology and its viability. The Company has received notification from NJEDA that it is eligible to participate in the Program based on its application submitted on June 30, 2014. The extent of the aggregate losses eligible for sale in 2014 is not known as of the date of this report.

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ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description No.

10.86	Promissory Note issued to James R. Solakian in the amount of $175,000.*

10.87	Promissory Note issued to Michael Francis in the amount of $150,000.*

*Filed herewith.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

September 17, 2014	BIONEUTRAL GROUP, INC.

	By:	/s/ Mark Lowenthal
	Name:	Mark Lowenthal
	Title:	President and Chief Executive Officer and President

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